Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS FILES FORM 10-K WITH FINAL

FISCAL 2008 FINANCIAL STATEMENTS

WALTHAM, Mass. October 14, 2008 — ModusLink Global Solutions, Inc. (NASDAQ: MLNK) today announced that it has filed its Annual Report on Form 10-K for its fiscal year ended July 31, 2008 with the Securities and Exchange Commission.

The Form 10-K includes the Company’s final audited financial statements for the fiscal year. The final financial statements include a non-cash goodwill impairment charge of $14.0 million recorded for the fourth quarter of fiscal 2008 related to its European segment. The charge was previously estimated at $12.0 million in the Company’s preliminary unaudited financial results for the fourth quarter and fiscal year 2008, which were announced on September 29, 2008. As previously announced, the finalization of the amount of the non-cash goodwill impairment charge was pending completion of valuation procedures and analysis in conjunction with the completion of the Company’s Form 10-K filing.

The table below shows the effect of the final non-cash goodwill impairment charge:

	Preliminary Results included in September 29th Press Release		Final Results included in October 14th Form 10-K Filing
	Three months ended July 31, 2008	Twelve months ended July 31, 2008	Three months ended July 31, 2008	Twelve months ended July 31, 2008
	(In thousands, except per share data)
Operating Income (loss)	$(15,379)	$2,371	$(17,379)	$371
Income (loss) from continuing operations before taxes	$(15,581)	$25,704	$(17,581)	$23,704
Net Income (loss)	$(22,727)	$11,128	$(24,727)	$9,128
Basic and diluted earnings (loss) per share	$(0.48)	$0.23	$(0.53)	$0.19

Non-GAAP Operating Income results announced on September 29th were not affected by the finalization of the goodwill impairment charge.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK), is a leader in global supply chain business process management. The Company executes critical processes for clients in the high technology and communications industries to provide competitive differentiation and enable new channel and new market opportunities. ModusLink Global Solutions’ integrated portfolio of supply chain outsourcing and technology solutions span four core competencies: supply chain, aftermarket, e-Business and entitlement management. The Company has headquarters in Waltham, Massachusetts and more than 30 facilities in 13 countries – giving it the largest global footprint in the industry. In addition, ModusLink Global Solutions’ venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, visit www.moduslink.com.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

All share and per share data which appears in this press release has been adjusted to reflect the 1-for-10 reverse stock split of the Company’s common stock effective October 31, 2007.

Any statements in this release or the Company’s Annual Report on Form 10-K other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

ModusLink Global Solutions Inc

Steven G. Crane, 781-663-5012

Chief Financial Officer

ir@cmgi.com

or

Media:

ModusLink Global Solutions Inc

Farrah Phillipo, 781-663-5096

PR and Communications Manager

farrah_phillipo@moduslink.com

or

Bob Joyce, 617-747-3620

FD

bob.joyce@fd.com